Intrepid Announces First Quarter 2019 Results

DENVER, May 7, 2019 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the first quarter of 2019.

Key Takeaways

•	Net income of $6.2 million, or $0.05 per share, a $4.4 million increase compared to prior year first quarter net income of $1.8 million, or $0.01 per share.

•
Total sales of $57.6 million, including $34.3 million in potash segment sales and $17.8 million in Trio® segment sales, as higher average net realized sales price per ton(1) for potash and Trio® offset a delayed start to the spring agricultural season.

•
Higher average net realized sales prices per ton and increased byproduct sales drove improvements in potash and Trio® segment gross margins of $4.4 million and $2.8 million, respectively, compared to the prior year first quarter.

•	Completed the purchase of 100% of the Dinwiddie Jal Ranch assets on May 1, 2019.

"Higher realized prices for potash and Trio® and a great quarter from our diverse revenue streams of byproducts, water, and mixing services contributed to another year-over-year improvement in our quarterly results," said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "Our focus on revenue diversification is paying off with a significant increase in salt sales during the quarter and additional traction for our high-speed mixing service as we completed multiple jobs and fielded inquiries about expanding our service into the Permian Basin. Water infrastructure projects around our Carlsbad facilities are nearing completion and drilling activity in southeast New Mexico continues at a staggering pace. This activity supports our expectation for strong water sales in the coming months and gives us confidence in the growth and long-term potential of our water business. We are seeing solid potash and Trio® sales as the spring agricultural season wraps up, and we expect to deliver a strong second quarter with a significant increase in cash flow from operations as compared to the first quarter."

Jornayvaz continued, “Completing the purchase of the Dinwiddie Jal Ranch is a significant step forward for our water midstream infrastructure system and will provide additional water supply for our partners in the area. We remain in a favorable liquidity position after the acquisition and we are excited to tap into the significant growth potential of the Dinwiddie property.”

Consolidated Results

Intrepid generated first quarter net income of $6.2 million, or $0.05 per share, an increase of $4.4 million over the prior year first quarter. This year-over-year improvement was driven by increased gross margins, resulting from improvement in the average net realized sales prices per ton of potash and Trio® and increased byproduct sales.

Segment Highlights

Potash

	Three Months Ended March 31,
	2019	2018
	(in thousands, except per ton data)
Sales	$34,330	$30,606
Gross margin	$9,364	$4,976

Potash production volume (in tons)	110	125
Potash sales volume (in tons)	88	97

Average potash net realized sales price per ton(1)	$288	$243

Gross margin increased $4.4 million, or 88%, compared to the first quarter of 2018, as increased market prices for potash drove a 19% increase in average net realized sales price per ton and strong demand for byproduct salt increased sales by $1.3 million. These increases were partially offset by a 9% decrease in sales volumes as wet weather delayed some agricultural shipments into the second quarter.

Potash production decreased 12% compared to the first quarter of 2018 due to lower production from the HB and Moab facilities. At the Moab facility, increased demand for salt resulted in a shift away from potash production days to meet increased salt demand. Both facilities expect to run longer into the second quarter than the previous year due to higher pond inventories entering the quarter.

Trio®

	Three Months Ended March 31,
	2019	2018
	(in thousands, except per ton data)
Sales	$17,809	$21,820
Gross margin (deficit)	$731	$(2,078)

Trio® production volume (in tons)	63	47
Trio® sales volume (in tons)	56	77

Average Trio® net realized sales price per ton(1)	$206	$194

Gross margin improved to $0.7 million on increased average net realized sales prices, a $0.7 million increase in byproduct sales, and a $0.7 million decrease in lower of cost or net realizable value adjustments. These items were partially offset by decreased domestic sales due to inclement weather, which delayed shipments into the second quarter.

Total sales volume decreased 27% compared to last year as domestic shipments were delayed due to inclement weather and due to the timing of international shipments.

Production volumes increased 34% compared to the first quarter of 2018 as Intrepid converted more work-in-process inventory into premium Trio®.

Oilfield Solutions

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Sales	$6,623	$4,894
Gross margin	$3,073	$4,302

Sales increased to $6.6 million due to an increase in high-speed KCl mixing revenue, partially offset by a decrease in water sales of $0.7 million. The decrease in segment water sales was mainly due to a $0.6 million increase in water sales that were accounted for as byproduct water sales in other segments. When Intrepid sells water that was used in the potash or Trio® production process, it is accounted for as sales in the segment that used the water.

Acquisition

On May 1, 2019, Intrepid completed the acquisition of the Dinwiddie Jal Ranch in southeast New Mexico for $53 million. Intrepid has agreed to pay up to an additional $12 million pending the resolution of certain issues identified during the diligence process. Additional details on the acquisition can be found in a press release issued by Intrepid on May 2, 2019.

Liquidity

Cash provided by operations was $8.1 million during the first quarter of 2019 and cash spent on investing activities was $7.2 million. As of March 31, 2019, Intrepid had $34.0 million in cash and cash equivalents and $49.0 million available to borrow under its credit facility. As of May 3, 2019, after the Dinwiddie Jal Ranch acquisition, Intrepid had $15.6 million in cash and cash equivalents, $30.0 million drawn on its credit facility, and $19.0 million available to borrow under the facility.

Notes

1 Average net realized sales price per ton is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for May 7, 2019, at 10:00 a.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available through June 7, 2019, at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 3175.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	changes in the price, demand, or supply of Intrepid's products and services;

•
Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of Trio®, water, byproducts, and other non-potassium related products or other revenue diversification activities;

•	challenges to Intrepid's water rights;

•	Intrepid’s ability to integrate the Dinwiddie Jal Ranch assets into its existing business and achieve the expected benefits of the acquisition;

•	Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	Intrepid's ability to sell Trio® internationally and manage risks associated with international sales, including pricing pressure and freight costs;

•	the costs of, and Intrepid's ability to successfully execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	Intrepid's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2018.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Sales	$57,554	$57,320
Less:
Freight costs	10,456	10,483
Warehousing and handling costs	2,236	2,273
Cost of goods sold	31,694	36,659
Lower of cost or net realizable value inventory adjustments	—	705
Gross Margin	13,168	7,200

Selling and administrative	5,807	3,970
Accretion of asset retirement obligation	417	417
Care and maintenance expense	149	128
Other operating expense	371	168
Operating Income	6,424	2,517

Other Income (Expense)
Interest expense, net	(603)	(878)
Interest income	—	98
Other income	334	20
Income Before Income Taxes	6,155	1,757

Income Tax Expense	—	—
Net Income	$6,155	$1,757

Weighted Average Shares Outstanding:
Basic	128,730	127,661
Diluted	130,880	130,765
Earnings Per Share:
Basic	$0.05	$0.01
Diluted	$0.05	$0.01

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2019 AND DECEMBER 31, 2018
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$34,032	$33,222
Accounts receivable:
Trade, net	28,217	25,161
Other receivables, net	959	597
Inventory, net	86,270	82,046
Prepaid expenses and other current assets	7,480	4,332
Total current assets	156,958	145,358

Property, plant, equipment, and mineral properties, net	347,670	346,209
Long-term parts inventory, net	29,895	30,031
Other assets, net	3,594	3,633
Total Assets	$538,117	$525,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$12,017	$9,107
Related parties	28	28
Income taxes payable	914	914
Accrued liabilities	8,535	8,717
Accrued employee compensation and benefits	4,204	4,124
Other current liabilities	10,725	11,891
Total current liabilities	36,423	34,781

Long-term debt, net	49,670	49,642
Asset retirement obligation	23,492	23,125
Operating lease liabilities	3,766	—
Other non-current liabilities	420	420
Total Liabilities	113,771	107,968

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
128,781,031 and 128,716,595 shares outstanding
at March 31, 2019, and December 31, 2018, respectively	129	129
Additional paid-in capital	650,130	649,202
Retained deficit	(225,913)	(232,068)
Total Stockholders' Equity	424,346	417,263
Total Liabilities and Stockholders' Equity	$538,117	$525,231

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(In thousands)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$6,155	$1,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,746	8,515
Accretion of asset retirement obligation	417	417
Amortization of deferred financing costs	68	183
Stock-based compensation	1,031	947
Lower of cost or net realizable value inventory adjustments	—	705
Loss on disposal of assets	19	(34)
Allowance for parts inventory obsolescence	4	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(3,057)	(11,828)
Other receivables, net	(362)	(207)
Refundable income taxes	—	2,844
Inventory, net	(4,091)	6,009
Prepaid expenses and other current assets	103	914
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	2,455	1
Operating lease liabilities	(479)	—
Other liabilities	(2,888)	3,681
Net cash provided by operating activities	8,121	13,904

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(3,958)	(6,470)
Deposit on asset purchase	(3,250)	—
Proceeds from sale of property, plant, equipment, and mineral properties	—	34
Net cash used in investing activities	(7,208)	(6,436)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings on credit facility	—	13,500
Repayments of short-term borrowings on credit facility	—	(15,900)
Employee tax withholding paid for restricted stock upon vesting	(112)	(62)
Proceeds from exercise of stock options	9	11
Net cash used in financing activities	(103)	(2,451)

Net Change in Cash, Cash Equivalents and Restricted Cash	810	5,017
Cash, Cash Equivalents and Restricted Cash, beginning of period	33,704	1,549
Cash, Cash Equivalents and Restricted Cash, end of period	$34,514	$6,566

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$49	$95
Income taxes	$—	$(2,843)
Accrued purchases for property, plant, equipment, and mineral properties	$1,435	$933
Right-of-use assets exchanged for new operating lease liabilities	$5,916	$—

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted EBITDA and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Net Income	$6,155	$1,757
Interest expense	603	878
Depreciation, depletion, and amortization	8,746	8,515
Accretion of asset retirement obligation	417	417
Total adjustments	9,766	9,810
Adjusted EBITDA	$15,921	$11,567

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31, 2019
(in thousands, except per ton amounts)	Potash	Trio®
Total Segment Sales	$34,330	$17,809
Less: Segment byproduct sales	5,785	1,259
Freight costs	3,242	5,035
Subtotal	$25,303	$11,515

Divided by:
Tons sold (in thousands)	88	56
Average net realized sales price per ton	$288	$206

	Three Months Ended March 31, 2018
(in thousands, except per ton amounts)	Potash	Trio®
Total Segment Sales	$30,606	$21,820
Less: Segment byproduct sales	3,542	583
Freight costs	3,458	6,276
Subtotal	$23,606	$14,961

Divided by:
Tons sold (in thousands)	97	77
Average net realized sales price per ton	$243	$194

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(In thousands)

	For the Three Months Ended March 31, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$28,545	$—	$1,822	$(1,208)	$29,159
Trio®	—	16,550	—	—	16,550
Water	340	942	4,104	—	5,386
Salt	3,001	317	—	—	3,318
Magnesium Chloride	1,740	—	—	—	1,740
Brines	704	—	—	—	704
Other	—	—	697	—	697
Total Revenue	$34,330	$17,809	$6,623	$(1,208)	$57,554

	For the Three Months Ended March 31, 2018
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$27,064	$—	$—	$—	$27,064
Trio®	—	21,237	—	—	21,237
Water	170	505	4,849	—	5,524
Salt	1,733	78	—	—	1,811
Magnesium Chloride	1,405	—	—	—	1,405
Brines	234	—	—	—	234
Other	—	—	45	—	45
Total Revenue	$30,606	$21,820	$4,894	$—	$57,320

	Three Months Ended March 31,
	2019	2018
Production volume (in thousands of tons):
Potash	110	125
Langbeinite	63	47
Sales volume (in thousands of tons):
Potash	88	97
Trio®	56	77

Average net realized sales price per ton (1)
Potash	$288	$243
Trio®	$206	$194

Three Months Ended March 31, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(2)	$34,330	$17,809	$6,623	$(1,208)	$57,554
Less: Freight costs	4,640	5,035	781	—	10,456
Warehousing and handling costs	1,267	969	—	—	2,236
Cost of goods sold	19,059	11,074	2,769	(1,208)	31,694
Gross Margin	$9,364	$731	$3,073	$—	$13,168
Depreciation, depletion, and amortization incurred(3)	$6,795	$1,558	$190	$203	$8,746

Three Months Ended March 31, 2018	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(2)	$30,606	$21,820	$4,894	$—	$57,320
Less: Freight costs	4,206	6,277	—	—	10,483
Warehousing and handling costs	1,155	1,118	—	—	2,273
Cost of goods sold	20,269	15,798	592	—	36,659
Lower of cost or net realizable value inventory adjustments	—	705	—	—	705
Gross Margin (Deficit)	$4,976	$(2,078)	$4,302	$—	$7,200
Depreciation, depletion, and amortization incurred(3)	$6,778	$1,633	$64	$40	$8,515

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth above in this press release for additional information.
(2) Segment sales include the sales of byproducts generated during the production of potash and Trio®.
(3) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.